September 20, 2019
Trust for Professional Managers
615 East Michigan Street
Milwaukee, WI 53202
Ladies and Gentlemen:
We consent to the incorporation by reference in this Registration Statement of our opinion dated February 12, 2010 regarding the sale of shares of the Barrett Growth Fund, a series of Trust for Professional Managers. In giving this consent, however, we do not admit that we are experts or within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Very truly yours,
/s/ Godfrey & Kahn, S.C.
GODFREY & KAHN, S.C.